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                                                                   EXHIBIT 10.4D



                           EQUIPMENT REFINANCE NOTE

$4,650,000                                                  San Jose, California
                                                           Date: October 2, 1997

        ISE LABS, INC., ISE TECHNOLOGY, INC. and DIGITAL TESTING SERVICES, INC. (collectively, "Borrower"), for value received, hereby promises to pay to the order of COMERICA BANK-CALIFORNIA ("Bank"), in lawful money of the United States of America, pursuant to that certain Loan and Security Agreement dated as of October 2, 1997, by and between Borrower and Bank (the "Loan Agreement"), (i) the principal amount of $4,650,000 or, if lesser, (ii) the principal amount of the Equipment Refinance Advance.

        This Note is one of the Notes referred to in the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.

        Borrower further promises to pay interest on the Equipment Refinance Advance hereunder in like funds on the principal amount hereof from time to time outstanding from the date hereof until paid in full, at a rate or rates per annum and payable on the dates determined pursuant to the Loan Agreement.

        Payment on this Note shall be applied in the manner set forth in the Loan Agreement. The Loan Agreement contains provisions for acceleration of the maturity of the Equipment Refinance Advance hereunder upon the occurrence of certain stated events and also provides for optional and mandatory prepayments of principal hereof prior to any stated maturity upon the terms and conditions therein specified.

        The Equipment Refinance Advance made by Bank to Borrower pursuant to the Loan Agreement shall be recorded by Bank on the books and records of Bank. The failure of Bank to record the Equipment Refinance Advance or any prepayment or payment made on account of the principal balance hereof shall not limit or otherwise affect the obligation of Borrower under this Note and under the Loan Agreement to pay the principal, interest and other amounts due and payable under the Equipment Refinance Advance.

        Any principal or interest payments on this Note not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at the Default Rate.

        Upon the occurrence of a default hereunder or an Event of Default under the Loan Agreement, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Bank, be immediately collectible by on behalf of Bank pursuant to the Loan Agreement and applicable law.

        Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including reasonable attorney's fees, costs and expenses. The right to plead any and all statutes of limitations as a defense to any demand hereunder is hereby waived to the full extent permitted by law.

        The amount of this Note is secured by the Collateral identified and described as security therefor in the Loan Agreement.

        This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflicts of laws principles that would cause the application of the laws of any other jurisdiction.
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        The provisions of this Note shall inure to the benefit of and be binding upon any successor to Borrower and shall extend to any holder hereof.


DIGITAL TESTING SERVICES, INC.                  ISE ELABS, INC.

By: /s/ Sassan Raissi                           By: /s/ Saeed Malik
   ---------------------------                     ---------------------------
Title:  President                               Title:  President
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ISE TECHNOLOGY, INC.

By: /s/ Saeed Malik
   ---------------------------
Title:  President
      ------------------------